Exhibit 10.2

AEROGROW INTERNATIONAL, INC.

March __, 2018

OMS Investments Inc.
10250 Constellation Blvd., Suite 2800
Los Angeles, California 90067
Attn: Luis A. Rodriguez
Assistant Secretary

Re: Technology License Agreement, Notice of Renewal per Section 8.2

Ladies and Gentlemen:

OMS INVESTMENTS, INC., a Delaware corporation having offices at 10250 Constellation Blvd., Suite 2800, Los Angeles, California 90067 ("OMS"), and AEROGROW INTERNATIONAL, INC., a Nevada corporation having offices at 6075 Longbow Dr., Suite 200, Boulder, Colorado 80301 ("AeroGrow") are parties to a certain Technology License Agreement having an effective date of April 22, 2013 (as supplemented and amended, the License Agreement").

Although said License Agreement has an initial term expiring March 31, 2018, Section 8.2 thereof permits Aerogrow to renew the term of the License Agreement for additional five-year terms by providing written notice to OMS at least six months in advance of the expiration of the initial term (or the then-effective renewal term).

AeroGrow hereby requests a one-time waiver from OMS of any deficiency by AeroGrow in renewing the License Agreement pursuant to Section 8.2 of the License Agreement.  By signing below, OMS hereby grants such one-time waiver so that the initial term of the Agreement will be renewed for an additional five-year period (ending on March 31, 2023). No other waiver of the License Agreement is contemplated pursuant hereto and all terms of the License Agreement, including Section 8.2, shall remain in full force and effect.

Sincerely AeroGrow International, Inc. By:_________________________ Name: Title:
Acknowledged and Agreed: OMS Investments, Inc. By:_________________________ Name: Title: